EXHIBIT 99.1

From:       Ned High Public Relations, Inc.
            1430 Larimer Street, Suite 320
            Denver, Colorado  80202
            (303) 573-5464
            Contact:  Ned W. High

For the Company:    Charles R. Harrison   303-298-5352
                    Bruce E. Hall         303-298-5352
                    Herman J. Zueck       303-744-3221

December 18, 1998       FOR IMMEDIATE RELEASE


                         UNION BANKSHARES, LTD. ACQUIRES
                  LAKEWOOD STATE BANK AND CONSUMMATES OFFERING

           Denver, CO - Union Bankshares, Ltd. (NASDAQ: UBSC), today announced that its wholly-owned subsidiary, Union Bank & Trust, consummated its previously announced acquisition of Lakewood State Bank in an $8.35 million cash merger transaction.
           The purchase was financed through available working capital and from a portion of the proceeds of a public offering of $10.3 million of 9% Trust Preferred Securities issued by Union Bankshares Capital Trust I, a newly-formed Delaware business trust, and guaranteed on a subordinated basis by Union Bankshares, Ltd.
           The offering of Union Bankshares Capital Trust I 9% Trust Preferred Securities is made only by means of the prospectus. A copy of the prospectus relating to these securities is available from Bigelow & Company, 1401 Seventeenth Street, Suite 1300, Denver, CO 80202.
           Union Bankshares, Ltd. is a bank holding company whose principal asset is all of the common stock of Union Bank & Trust, a state chartered


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Union Bankshares, LTD. - 2


commercial bank located in Denver with six branches in the Denver
Metropolitan area.
           Taking into account the merger with Lakewood State Bank, which contributed approximately $40 million in assets, Union Bank & Trust has total assets of approximately $300 million and emphasizes relationship banking for small- to medium-size business customers.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements which are not historical facts contained in this document are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause results to differ materially include, among others: management's ability to integrate the operations of Lakewood State Bank and Union Bank & Trust, general economic conditions, economic conditions in the Denver metropolitan area, the monetary policy of the Federal Reserve Board, changes in interest rates, inflation, competition in the banking business, changes in the state and federal regulatory regime applicable to the Company's and the Bank's operations, the results of financing efforts and other risk factors detailed in the Company's Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission.
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